                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT


    PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



         DATE OF REPORT                              October 27, 1997
(DATE OF EARLIEST EVENT REPORTED)


                          BFX HOSPITALITY GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                       COMMISSION FILE NUMBER 001-09822



         DELAWARE                                       75-1732794
(STATE OR OTHER JURISDICTION                (I.R.S. EMPLOYER IDENTIFICATION NO.)
     OF INCORPORATION)


     226 BAILEY AVENUE
         SUITE 101
     FORT WORTH, TEXAS                                    76107
(ADDRESS OF PRINCIPAL EXECUTIVE                         (ZIP CODE)
          OFFICES)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (817) 332-4761


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Item 5

           (LETTERHEAD OF BFX HOSPITALITY GROUP, INC. APPEARS HERE)



For Immediate Release:
---------------------


                 BFX Hospitality Group, Inc. Acquires Stock


     FORT WORTH, TEXAS, October 27, 1997 - BFX Hospitality Group, Inc. (ASE - "BFX"), announced today that Robert H. McLean, Chief Executive Officer, has tendered to the Company 284,430 shares of its common stock owned by Mr. McLean, in payment of indebtedness owed by Mr. McLean to the Company in the amount of $774,000 and to reimburse the Company for certain taxes paid by the Company on Mr. McLean's behalf in the amount of $400,695. The shares tendered by Mr. McLean had been acquired through Mr. McLean's exercise of stock options on March 22, 1997, and the indebtedness paid by Mr. McLean represented the purchase price for all of the shares purchased upon exercise of the options. Under the terms of Mr. McLean's stock options, Mr. McLean was granted the right to pay exercise price indebtedness with shares of the Company's common stock. Mr. McLean tendered the shares on October 8, 1997 at a value of $4.13 per share, which was the closing price per share of the Company's common stock on that date. In addition, Mr. McLean entered into an agreement with the Company whereby the Company agreed to pay certain taxes incurred by Mr. McLean as a result of the transaction in exchange for additional shares of the Company's common stock. After giving effect to Mr. McLean's tender of 284,430 shares the total number of shares of the Company's common stock now issued and outstanding is 5,705,098.



Contact:
BFX: Robert Korman, Vice President & Chief Financial Officer
226 Bailey Avenue, Suite 101
Fort Worth, Texas  76107
(817) 332-4761



                                                BFX HOSPITALITY GROUP, INC.



Dated:  October 30, 1997                    By:  /s/  Robert Korman
                                                --------------------------------
                                                Robert Korman, Vice President
                                                and Chief Financial Officer